Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC. REPORTS

FIRST QUARTER 2019 RESULTS

•	Net income increased 64.4% to $12.7 million for the first quarter 2019 compared to $7.7 million for the first quarter 2018
•	Completed the LoweryBank branch acquisition in Sugar Land, Texas with approximately $45.0 million in loans and $16.0 million in customer deposits
•	Core loan growth of $1.52 billion year over year, or 67.6%, and $109.4 million for the first quarter 2019 compared to the fourth quarter 2018, or 12.0% (annualized)
•	Net charge-offs to average loans of 0.02% (annualized) for each of the first quarter 2019 and fourth quarter 2018

HOUSTON, April 26, 2019. Allegiance Bancshares, Inc. (NASDAQ: ABTX) ("Allegiance"), the holding company of Allegiance Bank (the "Bank"), today reported net income of $12.7 million and diluted earnings per share of $0.58 for the first quarter 2019 compared to $7.7 million and diluted earnings per share of $0.57 for the first quarter 2018.  The first quarter 2019 results included $1.2 million of pre-tax acquisition and merger-related expenses.

“2019 has already proven to be a productive year for Allegiance,” said George Martinez, Allegiance’s Chairman and Chief Executive Officer. “We successfully completed the integration of Post Oak Bank, including the full rebrand and systems conversion along with the continued cultural integration process; completed the branch acquisition of LoweryBank in Sugar Land; and rebalanced our footprint by consolidating two bank offices. We could not be more proud of our employees for their tireless efforts and commitment to Allegiance Bank. We believe we are well-positioned to support new and existing customers, who now have direct access to all of our comprehensive products and services, with 27 bank offices across the Houston region,” continued Martinez.

“We are pleased with our first quarter results as they reflect our continued focus on relationship banking and our ability to generate loans in a highly competitive environment. We continue to execute on our growth plans and generate solid returns for our shareholders. Our focus remains on attracting the best bankers in our markets to support organic growth. We hired 6 loan and deposit producers thus far in 2019 and anticipate that our bankers will continue to earn the trust of great customers and our shareholders will continue to reap the rewards. We are off to a strong start and look forward to another successful year,” concluded Martinez.

First Quarter 2019 Results

Net interest income before the provision for loan losses in the first quarter 2019 increased $17.7 million, or 65.9%, to $44.6 million from $26.9 million for the first quarter 2018 primarily due to a $1.59 billion, or 60.6%, increase in average interest-earning assets for the same period primarily due to the Post Oak Bancshares, Inc. acquisition during the fourth quarter of 2018 as well as organic growth for the year over year period.  Net interest income before provision for loan losses of $44.6 million for the first quarter 2019 decreased slightly from $45.8 million in the fourth quarter 2018 primarily due to the increase in interest expense as a result of higher funding costs on interest-bearing liabilities.  The net interest margin on a tax equivalent basis increased 11 basis points to 4.31% for the first quarter 2019 from 4.20% for the first quarter 2018 and decreased 14 basis points from 4.45% for the fourth quarter 2018. Excluding the impact of acquisition accounting adjustments, the net interest margin on a tax equivalent basis for the first quarter 2019 would have been 4.03% compared to 4.20% and 4.16% for the first quarter 2018 and fourth quarter 2018, respectively.

Noninterest income for the first quarter 2019 was $3.3 million, an increase of $1.6 million, or 99.8%, compared to $1.6 million for the first quarter 2018 and increased $955 thousand, or 40.9%, compared to $2.3 million for the fourth quarter 2018.  Noninterest income for the fourth quarter 2018 included $429 thousand of loss on the sales of other real estate and repossessed assets.

Noninterest expense for the first quarter 2019 increased $12.4 million, or 66.2%, to $31.1 million from $18.7 million for the first quarter 2018, and increased $2.1 million, or 7.1%, from $29.0 million for the fourth quarter 2018. These increases were primarily due to additional noninterest expenses associated with the Post Oak acquisition, of which $1.2 million was attributable to acquisition and merger-related expenses.

In the first quarter 2019, Allegiance’s efficiency ratio was 64.97% compared to 65.59% for the first quarter 2018 and 60.30% for the fourth quarter 2018.  First quarter 2019 annualized returns on average assets, average equity and average tangible equity were 1.08%, 7.27% and 11.22%, respectively, compared to 1.09%, 10.10% and 11.71%, respectively, for the first quarter 2018.  Annualized returns on average assets, average equity and average tangible equity for the fourth quarter 2018 were 1.12%, 7.49% and 11.66%, respectively.

Financial Condition

Total assets at March 31, 2019 increased $113.6 million, or 2.4%, to $4.77 billion compared to $4.66 billion at December 31, 2018 and increased $1.88 billion, or 65.2%, compared to $2.89 billion at March 31, 2018, primarily due to the Post Oak acquisition and organic loan growth.

Total loans at March 31, 2019 increased $97.9 million, or 10.6% (annualized), to $3.81 billion compared to $3.71 billion at December 31, 2018 and increased $1.52 billion, or 66.2%, compared to $2.29 billion at March 31, 2018, primarily due to loans acquired in the Post Oak acquisition. Core loans, which exclude the mortgage warehouse portfolio, increased $109.4 million, or 3.0%, to $3.77 billion at March 31, 2019 from $3.66 billion at December 31, 2018 and increased $1.52 billion, or 67.6%, from $2.25 billion at March 31, 2018.  Excluding loans acquired from Post Oak of $1.16 billion, core loans at March 31, 2019 increased $360.5 million, from March 31, 2018.

Deposits at March 31, 2019 increased $117.5 million, or 3.2%, to $3.78 billion compared to $3.66 billion at December 31, 2018 and increased $1.50 billion, or 65.4%, compared to $2.28 billion at March 31, 2018, primarily related to the Post Oak acquisition.

Asset Quality

Nonperforming assets totaled $33.8 million, or 0.71% of total assets, at March 31, 2019, compared to $33.6 million, or 0.72%, of total assets, at December 31, 2018, and $14.2 million, or 0.49% of total assets, at March 31, 2018. The allowance for loan losses was 0.71% of total loans at March 31, 2019, 0.71% of total loans at December 31, 2018 and 1.08 % of total loans at March 31, 2018. The decrease in the allowance for loan losses as a percentage of loans from prior periods reflects the loans acquired in the Post Oak acquisition that were recorded at fair value without an allowance for loan losses at acquisition date.

The provision for loan losses for the first quarter 2019 was $1.0 million, or 0.11% (annualized) of average loans, compared to $3.0 million, 0.32% (annualized), of average loans, for the fourth quarter 2018 and $653 thousand, or 0.12% (annualized) of average loans, for the first quarter 2018.

First quarter 2019 net charge-offs were $210 thousand compared to net charge-offs of $219 thousand for the fourth quarter 2018 and net recoveries of $326 thousand for the first quarter 2018.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 9 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Friday, April 26, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first quarter 2019 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 8668328.  Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.

Allegiance Bancshares, Inc.

As of March 31, 2019, Allegiance was a $4.77 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of March 31, 2019, Allegiance Bank operated 27 full-service banking locations, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	2019	2018
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Cash and cash equivalents	$258,843	$268,947	$191,468	$200,645	$190,088
Available for sale securities	345,716	337,293	300,115	300,897	307,411

Total loans	3,806,161	3,708,306	2,440,926	2,358,675	2,290,494
Allowance for loan losses	(27,123)	(26,331)	(23,586)	(23,831)	(24,628)
Loans, net	3,779,038	3,681,975	2,417,340	2,334,844	2,265,866

Goodwill	223,642	223,125	39,389	39,389	39,389
Core deposit intangibles, net	25,409	26,587	2,688	2,883	3,079
Premises and equipment, net	60,327	41,717	18,970	19,049	18,605
Other real estate owned	1,152	630	1,801	1,710	365
Bank owned life insurance	26,639	26,480	22,838	22,701	22,563
Other assets	48,036	48,495	40,930	44,308	39,118
Total assets	$4,768,802	$4,655,249	$3,035,539	$2,966,426	$2,886,484

Noninterest-bearing deposits	$1,181,920	$1,209,300	$789,705	$749,787	$694,880
Interest-bearing deposits	2,598,141	2,453,236	1,644,086	1,563,999	1,589,922
Total deposits	3,780,061	3,662,536	2,433,791	2,313,786	2,284,802

Borrowed funds	201,995	225,493	211,569	275,569	232,569
Subordinated debt	48,959	48,899	48,839	48,779	48,719
Other liabilities	34,010	15,337	13,209	8,404	8,406
Total liabilities	4,065,025	3,952,265	2,707,408	2,646,538	2,574,496

Common stock	21,484	21,938	13,397	13,341	13,302
Capital surplus	556,184	571,803	221,762	220,665	219,760
Retained earnings	123,094	112,131	98,968	90,089	82,533
Accumulated other comprehensive income (loss)	3,015	(2,888)	(5,996)	(4,207)	(3,607)
Total shareholders’ equity	703,777	702,984	328,131	319,888	311,988
Total liabilities and equity	$4,768,802	$4,655,249	$3,035,539	$2,966,426	$2,886,484

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$54,189	$53,272	$32,988	$31,846	$30,117
Securities:
Taxable	982	844	636	646	599
Tax-exempt	1,290	1,445	1,447	1,451	1,459
Deposits in other financial institutions	688	742	265	250	216
Total interest income	57,149	56,303	35,336	34,193	32,391

INTEREST EXPENSE:
Demand, money market and savings deposits	3,728	3,367	1,248	887	976
Certificates and other time deposits	6,256	5,358	4,051	3,284	2,785
Borrowed funds	1,827	1,008	1,272	1,472	1,036
Subordinated debt	735	732	729	734	705
Total interest expense	12,546	10,465	7,300	6,377	5,502
NET INTEREST INCOME	44,603	45,838	28,036	27,816	26,889
Provision for loan losses	1,002	2,964	—	631	653
Net interest income after provision for loan losses	43,601	42,874	28,036	27,185	26,236

NONINTEREST INCOME:
Nonsufficient funds fees	162	190	175	214	176
Service charges on deposit accounts	325	363	177	106	223
Gain (loss) on sales of other real estate and repossessed assets	1	(429)	—	1	—
Bank owned life insurance	159	163	137	138	141
Rebate from correspondent bank	896	988	613	564	444
Other	1,746	1,059	826	782	662
Total noninterest income	3,289	2,334	1,928	1,805	1,646

NONINTEREST EXPENSE:
Salaries and employee benefits	19,684	18,167	12,965	12,778	12,794
Net occupancy and equipment	2,078	1,959	1,281	1,333	1,272
Depreciation	753	802	490	433	407
Data processing and software amortization	1,597	1,485	1,226	1,356	1,053
Professional fees	599	670	303	567	469
Regulatory assessments and FDIC insurance	728	776	505	494	534
Core deposit intangibles amortization	1,178	1,229	195	196	195
Communications	430	416	262	259	248
Advertising	704	704	351	340	330
Acquisition and merger-related expenses	1,173	840	196	625	—
Other	2,191	1,998	1,390	1,479	1,415
Total noninterest expense	31,115	29,046	19,164	19,860	18,717
INCOME BEFORE INCOME TAXES	15,775	16,162	10,800	9,130	9,165
Provision for income taxes	3,097	2,999	1,921	1,574	1,454
NET INCOME	$12,678	$13,163	$8,879	$7,556	$7,711

EARNINGS PER SHARE
Basic	$0.58	$0.60	$0.66	$0.57	$0.58
Diluted	$0.58	$0.59	$0.65	$0.55	$0.57

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)
Net income	$12,678	$13,163	$8,879	$7,556	$7,711

Earnings per share, basic	$0.58	$0.60	$0.66	$0.57	$0.58
Earnings per share, diluted	$0.58	$0.59	$0.65	$0.55	$0.57

Return on average assets(A)	1.08%	1.12%	1.18%	1.03%	1.09%
Return on average equity(A)	7.27%	7.49%	10.80%	9.55%	10.10%
Return on average tangible equity(A)(B)	11.22%	11.66%	12.40%	11.02%	11.71%
Tax equivalent net interest margin(C)	4.31%	4.45%	4.10%	4.21%	4.20%
Tax equivalent net interest margin-adjusted for acquisition accounting adjustments(D)	4.03%	4.16%	4.10%	4.21%	4.20%
Efficiency ratio(E)	64.97%	60.30%	63.95%	67.05%	65.59%

Capital Ratios
Allegiance Bancshares, Inc. (Consolidated)
Equity to assets	14.76%	15.10%	10.81%	10.78%	10.81%
Tangible equity to tangible assets(B)	10.06%	10.29%	9.56%	9.49%	9.48%
Estimated common equity tier 1 capital	11.37%	11.76%	11.17%	10.60%	10.82%
Estimated tier 1 risk-based capital	11.61%	12.01%	11.53%	10.97%	11.19%
Estimated total risk-based capital	13.28%	13.70%	13.94%	13.42%	13.72%
Estimated tier 1 leverage capital	10.25%	10.61%	10.23%	9.78%	9.98%
Allegiance Bank
Estimated common equity tier 1 capital	11.67%	11.83%	11.24%	11.04%	10.95%
Estimated tier 1 risk-based capital	11.67%	11.83%	11.24%	11.04%	10.95%
Estimated total risk-based capital	13.34%	13.53%	13.65%	13.49%	13.49%
Estimated tier 1 leverage capital	10.31%	10.45%	9.98%	9.84%	9.77%

Other Data
Weighted average shares:
Basic	21,733	21,908	13,371	13,327	13,262
Diluted	22,040	22,210	13,637	13,634	13,542
Period end shares outstanding	21,484	21,938	13,397	13,341	13,302
Book value per share	$32.76	$32.04	$24.49	$23.98	$23.46
Tangible book value per share(B)	$21.17	$20.66	$21.35	$20.81	$20.26
(A)	Interim periods annualized.
(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 9 of this Earnings Release.
(C)	Net interest margin represents net interest income divided by average interest-earning assets.
(D)	Non-GAAP financial measure. Excludes income recognized on acquisition accounting adjustments of $3.0 million, $3.1 million, $0 thousand, $33 thousand and $68 thousand, respectively.
(E)

Represents noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,747,234	$54,189	5.86%	$3,639,390	$53,272	5.81%	$2,260,119	$30,117	5.40%
Securities	346,686	2,272	2.66%	336,974	2,289	2.70%	312,769	2,058	2.67%
Deposits in other financial institutions and other	118,749	688	2.35%	132,281	742	2.23%	49,897	216	1.75%
Total interest-earning assets	4,212,669	$57,149	5.50%	4,108,645	$56,303	5.44%	2,622,785	$32,391	5.01%
Allowance for loan losses	(26,760)			(23,554)			(23,949)
Noninterest-earning assets	559,763			564,934			272,430
Total assets	$4,745,672			$4,650,025			$2,871,266

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$338,193	$963	1.16%	$325,046	$920	1.12%	$232,375	$317	0.55%
Money market and savings deposits	880,138	2,765	1.27%	942,764	2,447	1.03%	552,396	659	0.48%
Certificates and other time deposits	1,302,958	6,256	1.95%	1,232,666	5,358	1.72%	800,343	2,785	1.41%
Borrowed funds	283,566	1,827	2.61%	168,403	1,008	2.37%	250,414	1,036	1.68%
Subordinated debt	48,925	735	6.09%	48,865	732	5.94%	48,684	705	5.87%
Total interest-bearing liabilities	2,853,780	$12,546	1.78%	2,717,744	$10,465	1.53%	1,884,212	$5,502	1.18%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,167,172			1,215,589			669,258
Other liabilities	17,054			19,389			8,251
Total liabilities	4,038,006			3,952,722			2,561,721
Shareholders' equity	707,666			697,303			309,545
Total liabilities and shareholders' equity	$4,745,672			$4,650,025			$2,871,266

Net interest rate spread			3.72%			3.91%			3.83%

Net interest income and margin		$44,603	4.29%		$45,838	4.43%		$26,889	4.16%

Net interest income and tax equivalent net interest margin		$44,805	4.31%		$46,100	4.45%		$27,174	4.20%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$699,471	$702,037	$458,434	$452,307	$447,168
Mortgage warehouse	36,742	48,274	48,876	51,552	41,572
Real estate:
Commercial real estate (including multi-family residential)	1,771,890	1,650,912	1,161,992	1,134,903	1,108,537
Commercial real estate construction and land development	396,162	430,128	298,916	270,965	257,566
1-4 family residential (including home equity)	658,261	649,311	344,342	330,053	317,842
Residential construction	201,314	186,411	117,740	109,962	108,882
Consumer and other	42,321	41,233	10,626	8,933	8,927
Total loans	$3,806,161	$3,708,306	$2,440,926	$2,358,675	$2,290,494

Asset Quality:
Nonaccrual loans	$32,670	$32,953	$14,943	$12,137	$13,373
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	32,670	32,953	14,943	12,137	13,373
Other real estate	1,152	630	1,801	1,710	365
Other repossessed assets	—	—	205	740	443
Total nonperforming assets	$33,822	$33,583	$16,949	$14,587	$14,181

Net charge-offs (recoveries)	$210	$219	$245	$1,428	$(326)

Nonaccrual loans:
Commercial and industrial	$11,221	$10,861	$6,258	$5,983	$6,153
Mortgage warehouse	—	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	17,531	17,776	5,006	4,917	6,466
Commercial real estate construction and land development	818	974	694	—	—
1-4 family residential (including home equity)	2,928	3,201	2,985	1,237	754
Residential construction	—	—	—	—	—
Consumer and other	172	141	—	—	—
Total nonaccrual loans	$32,670	$32,953	$14,943	$12,137	$13,373

Asset Quality Ratios:
Nonperforming assets to total assets	0.71%	0.72%	0.56%	0.49%	0.49%
Nonperforming loans to total loans	0.86%	0.89%	0.61%	0.51%	0.58%
Allowance for loan losses to nonperforming loans	83.02%	79.90%	157.84%	196.35%	184.16%
Allowance for loan losses to total loans	0.71%	0.71%	0.97%	1.01%	1.08%
Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.02%	0.04%	0.25%	(0.06)%

Allegiance Bancshares, Inc.

GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

(Unaudited)

Allegiance’s management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance.  Allegiance believes that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity and the ratio of tangible equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended
	2019	2018
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)
Total Shareholders' equity	$703,777	$702,984	$328,131	$319,888	$311,988
Less: Goodwill and core deposit intangibles, net	249,051	249,712	42,077	42,272	42,468
Tangible shareholders’ equity	$454,726	$453,272	$286,054	$277,616	$269,520

Shares outstanding at end of period	21,484	21,938	13,397	13,341	13,302

Tangible book value per share	$21.17	$20.66	$21.35	$20.81	$20.26

Net income	$12,678	$13,163	$8,879	$7,556	$7,711

Average shareholders' equity	$707,666	$697,303	$326,204	$317,408	$309,545
Less: Average goodwill and core deposit intangibles, net	249,277	249,252	42,203	42,393	42,589
Average tangible shareholders’ equity	$458,389	$448,051	$284,001	$275,015	$266,956

Return on average tangible equity	11.22%	11.66%	12.40%	11.02%	11.71%

Total assets	$4,768,802	$4,655,249	$3,035,539	$2,966,426	$2,886,484
Less: Goodwill and core deposit intangibles, net	249,051	249,712	42,077	42,272	42,468
Tangible assets	$4,519,751	$4,405,537	$2,993,462	$2,924,154	$2,844,016

Tangible equity to tangible assets	10.06%	10.29%	9.56%	9.49%	9.48%